SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 21, 2006

Worldspan, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-109064	31-1429198
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

300 Galleria Parkway, N.W., Atlanta, GA	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 563-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On June 21, 2006, Worldspan Technologies Inc. (“WTI”), WS Holdings LLC, Worldspan, L.P. (the “Company”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) entered into the Second Amendment, dated as of June 21, 2006 (the “Credit Agreement Amendment”), to the Credit Agreement, dated as of February 11, 2005 (the “Credit Agreement”), among the Company, WTI, WS Holdings LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, as joint advisors, J.P. Morgan Securities Inc., UBS Securities LLC and Lehman Brothers Inc., as joint book-runners, J.P. Morgan Securities Inc., UBS Securities LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, UBS Securities LLC, as syndication agent, Lehman Commercial Paper Inc., Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as documentation agents, the Administrative Agent, and the several banks and other financial institutions or entities from time to time party thereto. The Credit Agreement Amendment amends the Credit Agreement to provide that the Company or WTI, the parent of  the Company, as applicable, may, provided that no revolving credit loans are outstanding, repurchase up to a total combined $50,000,000 aggregate principal amount of the Company’s and WS Financing Corp.’s outstanding Senior Second Lien Secured Floating Rate Notes Due 2011 (the “Senior Notes”) and/or WTI’s Subordinated Notes due 2013 (the “Subordinated Notes”), including any such Senior Notes or Subordinated Notes held by affiliates of the Company and WTI provided that no default or event of default has occurred and is continuing.

Item 7.01   Regulation FD Disclosure

On June 20, 2006, the Board of Directors (the “Board”) of the Company authorized, subject to obtaining the Credit Agreement Amendment, the repurchase of up to $50,000,000 of Senior Notes. Pursuant to such authorization, the Company may make such repurchases from time to time without further notice. The Board further authorized, subject to obtaining the Credit Agreement Amendment, the payment of a dividend to WTI to allow for the repurchase of the Subordinated Notes subject to the condition that the amount of Senior Notes and Subordinated Notes repurchased by the Company and WTI in the aggregate does not exceed $50,000,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WORLDSPAN, L.P.

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: General Counsel, Secretary and Senior Vice President—Human
Resources

Dated: June 26, 2006